Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-169220) and related Prospectus of Inergy, L.P. for the registration of 49,799,619 Common Units representing limited partner interests and to the incorporation by reference therein of our reports dated November 30, 2009 (except for the adoption of certain provisions of Financial Accounting Standards Board Accounting Standards Codification Subtopic 810-10 and related disclosure in Note 2, the retroactive effect of a three-for-one split of Common Units representing limited partner interests and related disclosure in Note 10, 11 and 16, and the subsequent events reported in Note 19, as to which the date is September 2, 2010), with respect to (a) the consolidated financial statements and schedules of Inergy Holdings, L.P. and Subsidiaries and the effectiveness of internal control over financial reporting of Inergy Holdings, L.P. and Subsidiaries included in its Current Report (Form 8-K) for the year ended September 30, 2009, and (b) the balance sheet of Inergy Holdings GP, LLC included in its Annual Report (Form 10-K) for the year ended September 30, 2009, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Kansas City Missouri

September 24, 2010